FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2015 FINANCIAL RESULTS

Columbus, Ohio - February 25, 2016 - Diamond Hill Investment Group, Inc. (the “Company,” "we," "our") (NASDAQ:DHIL) today reported results for the year ended December 31, 2015.

Summary of Results of Operations
(in thousands, except per share figures)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Revenues:
Investment advisory	$28,021	$24,509	14%	$107,916	$89,901	20%
Mutual fund administration, net	4,281	3,962	8%	16,510	14,658	13%
Total revenue	32,302	28,471	13%	124,426	104,559	19%

Operating expenses	15,039	10,240	47%	65,706	57,099	15%
Net operating income	17,263	18,231	(5)%	58,720	47,460	24%

Investment income (loss)	973	2,073		(737)	2,906

Income before taxes	18,236	20,304	(10)%	57,983	50,366	15%
Net income	$11,655	$12,553	(7)%	$37,074	$31,581	17%

Earnings per share - diluted	$3.43	$3.81	(10)%	$11.03	$9.67	14%
Operating profit margin	53%	64%		47%	45%

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Selected Balance Sheet Data
(in thousands, except per share figures)

	December 31,
	2015	2014
Assets
Cash equivalents and investment portfolio	$109,966	$81,205
Accounts receivable	18,579	16,514
Deferred taxes	9,206	5,659
Other assets	7,436	4,331
Total assets	$145,187	$107,709

Liabilities	39,873	33,390

Total shareholders' equity	105,314	74,319

Total liabilities and shareholders' equity	$145,187	$107,709

Book value per share(a)	$30.84	$22.40
Outstanding shares	3,414	3,318

(a) - A $5 per share special dividend was paid in December 2015 and a $4 per share special dividend was paid in December 2014.

	Change in Assets Under Management
	For the Year Ended December 31,
(in millions)	2015	2014
AUM at beginning of the year	$15,656	$12,186
Net cash inflows (outflows)
proprietary funds	1,916	1,618
sub-advised funds	(6)	166
institutional accounts	(443)	478
	1,467	2,262
Net market appreciation (depreciation) and income	(282)	1,208
Increase during the year	1,185	3,470
AUM at end of the year	$16,841	$15,656

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $16.8 billion in assets under management as of December 31, 2015.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

Use of Supplemental Data as Non-GAAP Performance Measure
Net Operating Income After Tax

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Net Operating Income After Tax” that management uses as a benchmark in evaluating and comparing the period-to-period operating performance of the Company and subsidiaries.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

The Company defines “net operating income after tax” as the Company's net operating income less income tax provision, excluding investment related activity and the tax impact of the investment related activity. The Company believes that “net operating income after tax” provides a good representation of the Company's operating performance, as it excludes the impact of investment related activity on financial results. The amount of the investment portfolio and market fluctuations on the investments can change significantly from one period to another, which can distort the underlying earnings potential of a company. We also believe “net operating income after tax” is an important metric in estimating the value of an asset management business. This non-GAAP measure is provided in addition to net income and net operating income and is not a substitute for net income or net operating income and may not be comparable to non-GAAP performance measures of other companies.

	Year Ended December 31,
(in thousands, except per share data)	2015	2014
Net operating income, GAAP basis	$58,720	$47,460
Non-GAAP adjustments:
Tax provision excluding impact of investment income (loss)	(21,174)	(17,701)
Net operating income after tax, non-GAAP basis	$37,546	$29,759

Net operating income after tax per diluted share, non-GAAP basis	$11.17	$9.11

The tax provision excluding impact of investment related activity is calculated by applying the tax rate from the actual provision to net operating income.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

----------------------------------------
Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words “believe,” “expect,” “anticipate,” “estimate,” “should,” “hope,” “seek,” “plan,” “intend” and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; changes in interest rates; changes in national and local economic and political conditions, the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the U. S. Securities and Exchange Commission.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com